Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-265645

Sticker Supplement No. 1

(To Proxy Statement/Prospectus dated July 13, 2022)

PROXY STATEMENT OF SILICON MOTION TECHNOLOGY CORPORATION	PROSPECTUS OF MAXLINEAR, INC.

This sticker supplement No. 1 to the joint proxy statement of Silicon Motion Technology Corporation (the “Company”) and prospectus of MaxLinear, Inc. (“Parent”) dated July 13, 2022 serves to supplement and amend the proxy statement/prospectus by providing for forward incorporation by reference into the proxy statement/prospectus (which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) by Parent (File No. 333-265645)) of all documents filed by Parent with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the proxy statement/prospectus and before the date of the Company’s extraordinary general meeting.

In the section of the proxy statement/prospectus titled “Where You Can Find More Information,” the words “Parent and” are hereby added between “(ii) all documents filed by” and “the Company” such that the amended and restated paragraph reads as follows:

“In addition, (i) all documents filed by Parent and the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement on Form S-4 filed by Parent, of which this proxy statement/prospectus forms a part, and prior to the effectiveness of the registration statement and (ii) all documents filed by Parent and the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the extraordinary general meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and made a part of this proxy statement/prospectus from the respective dates of filing, except that in each case Parent and the Company are not incorporating by reference any information furnished but not filed, except as otherwise specified herein. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.”

You should read this sticker supplement together with the proxy statement/prospectus because the information contained herein supplements and amends the information contained in the proxy statement/prospectus. Other than as set forth above, this sticker supplement does not supplement or amend the proxy statement/prospectus in any way.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued as Merger Consideration (as defined in the proxy statement/prospectus) or determined if this sticker supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the proxy statement/prospectus and must accompany the proxy statement/prospectus.

The date of this sticker supplement is July 19, 2022.